EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
HNI Corporation:
We consent to the incorporation by reference in the registration statements (No. 333-206549, No. 333-190646, No. 333-168761, No. 333-168760, No. 333-168758, No. 333-31366, No. 333-91682, No. 333-142717, No. 333-142742, and No. 333-159935) on Form S-8 and (No.333-15927) on Form S-3 of HNI Corporation of our report dated February 24, 2017, with respect to the consolidated balance sheet of HNI Corporation as of December 31, 2016, and January 2, 2016, and the related consolidated statements of comprehensive income, equity, and cash flows for each of the years in the two-year period ended the year-ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of HNI Corporation.
/s/ KPMG LLP
Chicago, Illinois
February 24, 2017